Exhibit 99.2

NEWS RELEASE

Vanguard Natural Resources, Inc Successfully Completes Financial Restructuring

Emerges from Chapter 11 as Grizzly Energy, LLC

Houston – July 16, 2019 – (PR NEWSWIRE) - Vanguard Natural Resources, Inc announces that it successfully completed its financial restructuring and emerged from Chapter 11 as a new limited liability company under the name of Grizzly Energy, LLC. (“Grizzly” or the “Company”).

Through its financial restructuring, the Company eliminated more than $500 million of secured debt from its balance sheet and significantly enhanced its financial flexibility. At its emergence, the Company is entering into an amended and restated $65 million reserve-based revolving credit facility, a first lien term loan A facility of $65 million and a “last out” first lien term loan B facility of $285 million. The initial borrowing base under the revolving credit facility shall be $65 million, with the first scheduled redetermination of the revolving credit facility borrowing base in April 2020. Grizzly will emerge from Chapter 11 with approximately $375 million of funded debt and $47 million of liquidity comprised of more than $7 million in cash and $40 million of unused revolver capacity.

Mr. R Scott Sloan, President and CEO, commented, “We are very pleased to have completed this reorganization and look forward to working with our stakeholders and Board members in charting a course for the Company with this firmer financial footing. I want to also add a special thanks to all of our employees whose dedication and hard work managing and administering our assets has been exceptional during this process.”

The new Board of Directors collectively echoed Mr. Sloan’s comments stating, “The Board recognizes and appreciates the efforts of management, employees, the advisors and the other stakeholders in collectively completing the restructuring process in under four months. The Board looks forward to working closely with management to maximize value for our stakeholders.”

The following are highlights of the Company’s reserves (including proved undeveloped reserves) as of June 30, 2019:

•	Total estimated proved reserves of 1,044 Bcfe, of which approximately 64% were natural gas reserves, 20% were oil reserves and 16% were NGLs reserves. 91% of our reserves are considered proved developed and we have an average ten year proved developed decline rate of 9%.

•	Our assets in the Green River, Piceance, Arkoma, Permian and Big Horn Basins account for approximately 86% of our proved reserves.

•	Total estimated reserve PV-10 value of $967 million (97% proved developed and 3% undeveloped) using June 30, 2019 SEC commodity pricing.

The following are highlights of the Company’s capital expenditures as of June 30, 2019:

•	Total capital expenditures were approximately $22 million during the first half of 2019. We currently anticipate a total capital expenditures budget ranging from $43 million to $50 million for the full year of 2019.

•	These expenditures consist of ongoing drilling and uplift projects in the Woodford play of the Arkoma, the Red Lake area of the Permian, and the Pinedale Field of the Green River basin, as well as maintenance capital across all of the assets.

The Company also announced its new Board of Directors, comprised of the following individuals, whose appointments are effective today:

•	Kevin Asarnow, executive director at RPA Advisors, LLC

•	Patrick Bartels, managing member at Redan Advisors LLC and formerly at Monarch Alternative Capital, LP

•	Stephen McDaniel, an oil and gas consultant formerly at EnerVest, Ltd.

•	Dean Swick, a former managing director at Alvarez & Marsal, North America, LLC

•	Mike Wichterich, founder and CEO of Three Rivers Operating Co., a private upstream oil and gas company

Evercore Partners Inc. served as financial advisor to the Company, Kirkland & Ellis LLP served as the Company’s legal counsel and Opportune LLP served as the restructuring advisors to the Company.

About Grizzly Energy, LLC.

Grizzly Energy is a US onshore energy company. Our primary focus is on operating and investing in high quality, long-lived producing properties predominantly in the Rockies, Permian and Midcontinent. By coring up around established basins, we deeply understand our basins and operating environments. This knowledge allows us to continuously identify low risk capital investments and efficiencies in operating costs. Sharing of best practices across our operations and striving to always improve is central to our culture.

Grizzly Energy is committed to creating a stable production portfolio and promoting cash flow throughout mid-cycle pricing. Active portfolio management remains an area of emphasis for delivering our strategy. Also core to our culture is Grizzly’s attention to the wellbeing of our employees, communities and the environment. More information on Grizzly can be found at www.grizzlyenergyllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PV-10

PV-10 represents the present value, discounted at 10% per year, of estimated future net cash flows. The Company's calculation of PV-10 herein differs from the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC in that it is calculated before income taxes, rather than after income taxes, using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month price for each month. In addition, 100% of our estimated reserves would be classified as proved developed properties under the rules and regulations of the Securities and Exchange Commission (“SEC”) at June 30, 2019 and would not have included any additions for proved undeveloped properties. The Company's calculation of PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows determined in accordance with the rules and regulations of the SEC.

SOURCE: Grizzly Energy, LLC

Investor Relations

Ryan Midgett, Chief Financial Officer

IR@www.grizzlyenergyllc.com